UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 4, 2009

Prudential Bancorp, Inc. of Pennsylvania
(Exact name of registrant as specified in its charter)

Pennsylvania	000-51214	68-0593604
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1834 Oregon Avenue, Philadelphia, Pennsylvania		19145
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(215) 755-1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On December 4, 2009, Prudential Bancorp, Inc. of Pennsylvania (the "Company") filed preliminary proxy materials with the Securities and Exchange Commission in connection with the Company's Annual Meeting of Shareholders scheduled to be held in February 2010.  The proposals for consideration at the annual meeting consist of: (1) the election of two directors for a three-year term expiring in 2013; (2) approval of a Plan of Reorganization whereby the Company will reorganize as a federally chartered mid-tier stock company and Prudential Mutual Holding Company will reorganize as a federally chartered mutual holding company; and (3) ratification of the Company's independent registered public accounting firm.

The Company's Board of Directors approved the Plan of Reorganization after considering several factors including the ability of Prudential Mutual Holding Company to waive its receipt of cash dividends after it converts to a federal charter, thereby avoiding double taxation of the dividends, and the facilitation of a possible second-step conversion, which is an integral part of the Company's long-term strategic plan.  While the Office of Thrift Supervision (the "OTS") typically does not object to the waiver of dividends by a mutual holding company following notice of the dividends, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") as a matter of policy has not permitted such waivers. The Company previously announced that its Board of Directors has determined, subject to the exercise of its fiduciary duties and the evaluation of market conditions, to undertake a second-step conversion no later than the annual meeting of shareholders in 2013.  As a result of the reorganization, Prudential Mutual Holding Company would be a federally chartered mutual holding company and its second-step conversion application would be processed by the OTS which has greater expertise and experience in second-step conversion transactions than the Federal Reserve Board.  As such, the Board of Directors concluded that a second-step conversion through the OTS can be effected more expeditiously and more cost-effectively than through the Federal Reserve Board and with less regulatory uncertainty.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA

	By:	/s/Joseph R. Corrato
		Name:	Joseph R. Corrato
		Title:	Executive Vice President and Chief Financial Officer

Date: December 4, 2009